Exhibit 10.25
                 EMPLOYMENT AND SEPARATION AGREEMENT AND RELEASE

      This AGREEMENT is entered into by and between PhotoWorks, Inc. (the "Company"), and Loran Cashmore Bond ("Executive"), to be effective as provided herein.

WHEREAS, the Company employs Executive as its Vice President-Administration, Chief Accounting Officer, and Secretary/Treasurer; and

WHEREAS, the Company has informed the Executive it will be hiring a new President and Chief Executive Officer; and

WHEREAS, the Company desires to provide Executive with separation benefits should the new President and Chief Executive Officer decide to make significant changes in the management team in the first 12 months after beginning employment;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term of Agreement. This Agreement shall be in force and effect only from its effective date until the expiration of twelve months after the next President and Chief Executive Officer hired by the Company begins work, unless automatically terminated by the death or disability of the Executive. For purposes of this agreement "effective date" shall be defined as the hire date of the next President and Chief Executive Officer. "Disability" shall mean the Executive's inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by an independent physician selected by the Company and reasonably acceptable to the Executive, to perform her normal duties for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive's control, unless the Executive is granted a leave of absence by the Board.

2. Severance Benefits. If Executive's employment with Company should be involuntarily terminated without cause, or should the Executive resign for good reason within twelve months of a new President and Chief Executive Officer beginning work at the Company, and at the time of the notice of termination or resignation, Company shall have a cash balance of at least two million dollars ($2,000,000.00), Company will pay to Executive the following severance benefits, on the condition that Executive signs a full Release of Claims in the form attached hereto as Exhibit A. For purposes of this agreement "cash balance" shall be defined as the book balance of the Company as reported on the daily cash report on the date of notification of termination or resignation.

      A. Executive shall be paid severance in the amount of fifty-eight thousand five hundred dollars ($58,500.00), less lawfully required withholdings. Twenty nine thousand two hundred fifty dollars ($29,250.00) of this amount will be paid on the first regular pay date after termination date, and the remaining twenty nine thousand two hundred fifty dollars ($29,250.00) of this amount will be paid no later than the first regular pay date that occurs no less than three months following termination date.


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      B. Executive shall be paid any accrued vacation and earned personal time on the next regular payroll date after her termination.

      C. Executive's health benefits for herself and her dependents shall be continued for three calendar months beyond the month in which the termination takes effect, on the same terms as the Company provides them immediately prior to the termination, or until the Company has made the second severance payment, whichever is later, provided, however, that health benefits continuation shall cease upon Executive becoming employed in a position that provides reasonably comparable health benefits.

3. Definitions.

      A. For purposes of this Agreement, "termination without cause" means involuntary termination for reasons other than the following:

            (i) A clear refusal to carry out any material lawful duties of the Executive or any reasonable directions of the Board or Chief Executive Officer, provided the Executive has been given reasonable notice and opportunity to correct any such failure;

            (ii) Violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any of its subsidiaries;

            (iii) Deception, fraud, misrepresentation or dishonesty by the Executive, or any incident materially compromising the Executive's reputation or ability to represent the Company with investors, customers or the public; or

            (iv) Unauthorized use or disclosure of confidential information or trade secrets.

      B. For purposes of this Agreement, "good reason" means:

            (i) The assignment to the Executive of any duties materially inconsistent and adverse with respect to the Executive's title, position, or authority, or removal of a substantial majority of the duties of the Executive without replacing them with other duties consistent with a position at the executive level in the Company; provided, however, that the Company retains the right to make reasonable reorganizations of duties within the executive levels of the Company that it determines are in the best interests of the Company.

            (ii) Any other material violation of any provision of this Agreement by the Company.

4. Confidential Information, Non-Competition.


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      A. Executive agrees that, during and after her employment with the
      Company, she will not use or disclose any Confidential Information of the Company. Confidential Information is information not known to the general public and includes, without limitation, trade secrets, plans, programs, source and object codes, specifications, drawings, diagrams, schematics, formulae, product designs and concepts, reports, studies, technical know-how, methods, customer and supplier lists, customer requirements, price lists and policies, budgets, projections, bids, costs, financial reports, financing materials, training programs and manuals, and sales and marketing programs, materials, plans, and strategies.

      B. Executive agrees that during her employment by the Company and for six months thereafter, Executive will not in any capacity (including without limitation, as an employee, officer, agent, director, consultant, owner, shareholder, partner, member or joint venture) directly or indirectly, whether or not for compensation, engage in or assist others to engage in any business that is, or is preparing to be, in competition with the Company's business of film processing and any and all other businesses in which the Company is engaged or demonstrably prepared to be engaged at the conclusion of the period in which Executive provides services to the Company. Executive agrees that this prohibition extends to any country in which the Company conducts business.

5. Nondisparagement. Executive agrees that during her employment and afterward, she will refrain from making any type of negative or disparaging comments about, or in any way casting in an unfavorable light, the business operations or conduct of the Company and its past or present directors, officers, Executives, representatives, and agents. The Company agrees to direct its officers and executives to refrain from making or authorizing any type of negative or disparaging comments about, or in any way casting in an unfavorable light on, the conduct or performance of Executive.

6. Confidentiality. Each party shall maintain in confidence and not disclose the existence of or specific terms included in this Agreement, or any payment made pursuant to the agreement, except to the extent required to obtain tax, accounting or legal advice, to the extent disclosure is compelled by legal process, or to the extent disclosure is compelled by applicable law (e.g., complying with securities law disclosure requirements).

7. Cooperation. Executive agrees that for six months following termination of her employment pursuant to this Agreement, she will reasonably cooperate with management in case of litigation and as needed to effect a smooth transition of duties to any successor to Executive.

8. Binding Effect. Executive's rights, duties, and release of claims hereunder inure to and will bind Executive's heirs, successors, and assigns, and will benefit the Company and its successors and assigns. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision.

9. Governing Law; Venue. This Agreement will be governed by the laws of the State of Washington without regard to its conflicts of laws rules to the


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contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington for all matters and actions arising under or relating to this Agreement, Executive's employment, and the termination thereof. The prevailing party in any such action shall be entitled to reasonable attorney's fees and costs incurred in connection with such litigation.

10. Severability. No term hereof shall be construed to limit or supercede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of the Agreement shall not be affected.

11. Final Agreement. This Agreement represents the final agreement of the parties as to all matters addressed herein and supercedes all previous agreements, negotiations, and discussions by the parties regarding the subject matter addressed herein.

PhotoWorks, Inc.

By: /s/ Douglas Rowan
        Douglas Rowan
  Its:   Board Member
  Dated: September 23, 2003


Executive:

/s/ Loran Cashmore Bond
Loran Cashmore Bond
Dated: August 14, 2003


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EXHIBIT A: RELEASE OF CLAIMS

Executive expressly waives, and releases PhotoWorks, Inc. ("Company"), its officers, agents, employees, directors, successors, assigns, parents, subsidiaries and affiliated entities (the "Released Parties") from and against, any and all claims, causes of action, liability and damages Executive has or may have against the Released Parties, asserted or unasserted, known or unknown, arising from or in any way relating to Executive's employment or the termination of such employment through the Effective Date of this release, including without limitation, common law claims for breach of contract and/or torts, and claims under any law, statute, ordinance or regulation of the United States and any state, county, municipality or other governmental entity, specifically including Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act, the Health Insurance Portability Protection Act, the Washington Law Against Discrimination, any and all other laws regarding civil rights, and any other legal limitation on the employment relationship. Executive agrees that she is entitled to no further compensation or consideration from the Company after the date of this Final Release except as expressly provided in the Employment and Severance Agreement and Release entered into by Executive and the Company ("Agreement").

Executive represents that she has not filed any complaints, charges, or lawsuits against the Released Parties with any governmental agency or court, and agrees that she will not file any complaint, charge, or lawsuit in the future asserting a claim she is releasing under this Final Release; provided that this covenant shall not preclude Executive from exercising any non-waiveable legal right she may have to file a charge with the Equal Employment Opportunity Commission, but Executive acknowledges and agrees that she has waived any and all rights to receive monetary compensation in connection with the resolution or ultimate disposition of such charge or any related legal proceeding.

Executive acknowledges that she is executing this Release in exchange for and as a condition of receiving the consideration set forth in the Agreement.

Executive is hereby advised that she is waiving legal rights under the Age Discrimination in Employment Act by executing this Agreement, which Act requires that Executive be advised to consult an attorney prior to executing this Agreement. Executive has 21 days in which to consider this Agreement, but may sign and return it sooner if Executive so elects. This Agreement can be revoked by Executive for seven days after it is executed by Executive, by written notice of revocation delivered to the Company's offices. The severance benefits provided for herein are offered individually to Executive and are not part of any group program or plan.

This Agreement shall be effective seven days after the date executed by Executive and delivered to the Company.

Executive: _______________________________                Dated:________________
           Loran Cashmore Bond


Exhibit A - Release